ZYTO CORP Announces FINRA Approval of Its Common Stock to Trade on the OTC Bulletin Board

Business Wire, April 11, 2011

LINDON, Utah -- ZYTO Corp (OTCBB: ZYTC – News, www.ZYTO.com), today announced that the Financial Industry Regulatory Authority (FINRA) approved the application for ZYTO’s common stock to trade on the OTC Bulletin Board.  The OTC Bulletin Board is a regulated quotation service that requires its listed companies to be current in their regulatory filings with the Securities and Exchange Commission (SEC).

 “Transitioning from the Pink Sheets to the Bulletin Board represents a significant accomplishment for our Company and our shareholders,” said Dr. Vaughn R Cook, CEO.  “We believe this achievement will increase visibility for ZYTO and help attract a broader segment of the investment community.”

“This endeavor has been a high priority for management over the past ten months, said Kami J. Howard, President/COO.  “The completion of this process represents our commitment to our shareholders.”

The Company filed its first Form 10-K for the year ended December 31, 2010, with the SEC on March 28, 2011.  The report is available through the Company’s website at www.ZYTO.com under “About ZYTO – SEC Filings.”  ZYTO Shareholders have the ability to receive a hard copy of the Annual Report free of charge upon request.

About ZYTO Corp

ZYTO Corp was founded by its CEO Dr. Vaughn R Cook, OMD. The company designs and builds computer technology to facilitate decision making about healthcare and wellness options. ZYTO’s product mix includes the Elite, Select, Balance and EVOX, sold exclusively to healthcare professionals, and the Compass System built for distributors involved with specific direct sales or network marketing companies.

For more information visit www.ZYTO.com or contact their Headquarters at 801-224-7199.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition, new products and technological changes, dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company's periodic reports.  ZYTO Corp expressly disclaims any obligation or intention to update any forward looking statements in this press release.